FOR IMMEDIATE RELEASE                             EXHIBIT 2

                ANN TAYLOR ANNOUNCES AMENDMENT TO ACQUISITION
                         AGREEMENT WITH CYGNE DESIGNS

               NEW YORK, NEW YORK, August 28, 1996 -- AnnTaylor Stores Corporation (NYSE: ANN) and its wholly owned subsidiary AnnTaylor, Inc. announced today that they amended their previously announced agreement with Cygne Designs, Inc. ("Cygne") and its wholly owned subsidiary Cygne Group (F.E.) Limited, regarding the Company's acquisition of Cygne's entire interest in Ann Taylor's direct sourcing joint venture with Cygne known as CAT, and the assets of what is known as the Ann Taylor Woven Division of Cygne, the division of Cygne that is responsible for sourcing merchandise for Ann Taylor.

               As previously announced, a portion of the purchase price for Cygne's interest in CAT and the Ann Taylor Woven Division assets consists of shares of Ann Taylor Common Stock having an aggregate value of $36 million at the time of closing, provided that in no event is the Company required to issue more than 2.5 million shares. Under the amended terms announced today, if at the time of closing the aggregate value of 2.5 million shares of the Company's common stock is less than $32.5 million, Cygne will receive shares of the Company's common stock having an aggregate value of $32.5 million, provided that in no event will the Company be required to issue more than 3 million shares. At Ann Taylor's option, it may deliver cash in lieu of some or all of any shares issuable in excess of 2.5 million shares.

               Ann Taylor and Cygne also amended the agreement to provide, among other things, that Cygne may terminate the agreement if the aggregate value of the Company's common stock to be issued at closing, including any additional shares issuable or additional cash payable under the amendment, is less than $32.5 million, and that either party may terminate the agreement if the closing has not occurred by September 30, 1996.

               It is currently anticipated that the transaction will close in September 1996 following approval by Cygne's stockholders at its annual stockholders meeting. There can be no assurance, however, that the transaction will be consummated or, if consummated, that it will be consummated within the currently anticipated time frame.

               Ann Taylor is one of the country's leading women's specialty retailers, operating 306 stores in 40 states and the District of Columbia.

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          Contact:  Jocelyn Barandiaran           Gina Iaderosa
                    Investor Relations            Marketing/Public Relations
                    (212) 541-3226                (212) 541-3347